Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2005, relating to the consolidated financial statements and financial statement schedule of IRIDEX Corporation, which appears in IRIDEX Corporation’s Annual Report on Form 10-K for the year ended January 1, 2005.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 18, 2005